Exhibit 23(d)(iii)

                      CONTRACTUAL MANAGEMENT FEE WAIVER AND
                         EXPENSE REIMBURSEMENT AGREEMENT

     AGREEMENT made as of the 1st day of October, 2008 by and between THE GABELLI MONEY MARKET FUNDS, a Delaware business trust (the "Trust"), and GABELLI FUNDS, LLC (the "Manager").

     With respect to The Gabelli U.S. Treasury Money Market Fund, the sole series of the Trust (the "Fund"), the Manager hereby agrees to waive management fees and/or reimburse expenses to the extent necessary to maintain the Fund's Total Annual Operating Expenses at 0.08% of the average daily net assets of the Fund.

     This Agreement shall be in effect until September 30, 2010 and is renewable for an additional one-year period upon the written agreement of the parties hereto.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

THE GABELLI MONEY MARKET FUNDS          GABELLI FUNDS, LLC


By: /s/ Bruce N. Alpert                 By: /s/ Peter D. Goldstein
    ---------------------------------       ------------------------------------
    Bruce N. Alpert                         Peter D. Goldstein